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                                                                    EXHIBIT 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement, on Form S-4 of our report dated January 14, 2005, with respect to the consolidated balance sheets of Frontier Financial Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareowners' equity and cash flows for the three years then ended appearing in the December 31, 2004 Annual Report on Form 10-K. We also consent to the reference to our Firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ MOSS ADAMS LLP

Stockton, California
November 30, 2005